    June 3, 2022 U.S. Securities and Exchange Commission 100 F Street, NE Washington, DC 20549 Ladies and Gentlemen: We have read Item 4.01 of Form 8-K dated June 3, 2022 of The Dixie Group, Inc. and are in agreement with the statements therein concerning Dixon Hughes Goodman LLP, BKD, LLP and FORVIS, LLP. We have no basis to agree or disagree with other statements of the registrant contained therein. (formerly, Dixon Hughes Goodman LLP) Atlanta, GA Exhibit 16.1